EXHIBIT 99.1

99 CENT STUFF, INC. REPORTS CONTINUED IMPROVEMENT IN THIRD QUARTER EARNINGS

Boca Raton, FL – November 14, 2003—99 Cent Stuff, Inc. (OTC:BB:NNCT) reported that for the three months ended September 30, 2003, net sales increased to $9.5 million from $9.1 million in the corresponding year-ago period, a gain of 4.4%. Gross profit increased 4.0% to $2.5 million from $2.4 million in the corresponding year-ago period. The emphasis on reducing selling and general and administrative expenses resulted in a decrease in operating loss of $0.4 million, or 28.4%, to a loss of $0.8 million in 2003 from a loss of $1.2 million is the corresponding period a year ago. Net loss decreased 23.6% to $1.1 million, or $0.22 per share, compared to a net loss of $1.5 million, or $0.29 per share, in the 2002 period.

For the nine months ended September 30, 2003 net sales increased to $28.7 million from $27.9 million in the corresponding year-ago period, a gain of 3.0%. Gross profit increased 6.9% to $7.7 million from $7.2 million in the corresponding year-ago period. Operating loss decreased $0.7 million, or 24.0% to a loss of $2.3 million in 2003 from a loss of $3.0 million in the corresponding year-ago period. Net loss was $3.3 million, or $0.66 per share, compared to a net loss of $3.9 million or $0.79 a year ago.

Raymond Zimmerman, Chairman and Chief Executive Officer, said, “I am pleased with the overall results for the quarter, as same store sales increased $0.9 million or 11.8% and our continued emphasis on reducing expenses has reduced our operating losses.” Zimmerman added that “EBITDA” (earnings before interest, taxes, depreciation and amortization) has shown a $0.7 million improvement, or 29.7% in the nine-month period.

About 99 Cent Stuff:

99 Cent Stuff is a Florida-based single-priced value retailer of primarily name brand, consumable merchandise that operates 11 retail stores in south Florida. Revenues in 2002 were approximately $39 million. Its stores offer a wide assortment of regularly available consumer goods as well as a broad variety of quality, closeout merchandise. Every product is sold at 99 cents, including extra value savings of two or three items for 99 cents. It features consumer staples such as produce and bread to encourage customers to visit the stores frequently.

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The risks and uncertainties include, among others, those described in “Risk Factors” in our registration statement filed with the SEC. Except as required under the federal securities laws we do not have any intention or obligation to update publicly any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise.

Contact Information:

99 Cent Stuff, Inc., Boca Raton

Raymond Zimmerman, 561/999-9815, ext. 201

http://www.99centstuff.com

	Three Months Ended September 30,				Nine Months Ended September 30,
	2003		2002		2003		2002

Net sales	$9,456	100.0%	$9,057	100.0%	$28,689	100.0%	$27,854	100.0%

Cost of goods sold	6,932	73.3%	6,630	73.2%	21,036	73.3%	20,697	74.3%

Gross profit	2,524	26.7%	2,427	26.8%	7,653	26.7%	7,157	25.7%

Selling, general and administrative expenses	3,349	35.4%	3,579	39.5%	9,921	34.6%	10,143	36.4%

Loss from operations	(825)	(8.7)%	(1,152)	(12.7)%	(2,268)	(7.9)%	(2,986)	(10.7)%

Other income (expense):
Other income	19	0.2%	42	0.5%	38	0.1%	54	0.2%
Interest expense	(308)	(3.3)%	(348)	(3.8)%	(1,068)	(3.7)%	(999)	(3.6)%
Total other income (expense)	(289)	(3.1)%	(306)	(3.4)%	(1,030)	(3.6)%	(945)	(3.4)%

Loss before provision for income taxes	(1,114)	(11.8)%	(1,458)	(16.1)%	(3,298)	(11.5)%	(3,931)	(14.1)%

Provision for income taxes	—	0.0%	—	0.0%	—	0.0	—	0.0%

Net loss	$(1,114)	(11.8)%	$(1,458)	(16.1)%	$(3,298)	(11.5)%	$(3,931)	(14.1)%

Net loss per share, basic and diluted	$(0.22)		$(0.29)		$(0.66)		$(0.79)

Weighted average number of common and common equivalent shares outstanding – basic and diluted

	5,000,000		5,000,000		5,000,000		5,000,000